Exhibit 10.1

SECOND AMENDMENT TO

OFFICE BUILDING NET LEASE

This Second Amendment to Office Building Net Lease (this “Second Amendment”) is made and entered into as of May 10, 2024 (the “Effective Date”), by and between the undersigned owners of the Property (formerly Hacienda Portfolio Venture, LLC, a Delaware limited liability company (“Landlord”), and Gritstone bio, Inc. (formerly known as Gritstone Oncology, Inc.), a Delaware corporation (“Tenant”), with reference to the matters set forth hereinafter.

RECITALS

A. WHEREAS, Landlord and Tenant are parties to that certain Office Building Net Lease dated as of March 24, 2017 (“Original Lease”) as amended by the First Amendment to the Original Lease dated as of December 8, 2017 and as confirmed by the Confirmation of Terms of Lease dated October 23, 2017, (collectively the “Existing Lease”) for that certain premises containing approximately 42,620 rentable square feet (the “Leased Premises”) of the Building commonly known as 4696-4698 Willow Road, Pleasanton, California (Building One).

B. WHEREAS, the Term Expiration Date of the Existing Lease means November 30, 2024.

C. WHEREAS, on or about the Fall of 2018 the Project was the subject of a lot split leaving the Building on an approximately 2.9697 acres of real property, a description of which is attached hereto and incorporated herein as Exhibit A: Property Description (the “Property”). For clarity the Property no longer contains “Common Areas” as defined in the Existing Lease.

D. WHEREAS, Landlord and Tenant desire to further amend the Existing Lease as set forth in this Second Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing RECITALS and the mutual covenants contained herein, and for good and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to modify, replace or supplement the terms of the Existing Lease as follows:

1. Recitals. The Recitals set forth above are incorporated herein by reference into this Second Amendment.

2. Capitalized Terms. All capitalized terms when used herein shall have the same meanings given such terms in the Existing Lease unless expressly superseded by the terms of this Second Amendment.

3. Security Deposit. The Security Deposit in the amount of Nine Hundred Ninety-Two Thousand Four Hundred Thirty-Seven Dollars and 58/100 ($992,437.58) previously delivered by Tenant to Landlord in the form of a Letter of Credit under the terms of the Existing Lease has been adjusted downward to the sum of Five Hundred Ninety-Five Thousand Four Hundred Sixty-Two Dollars and 55/100 ($595,462.55). Such $595,462.55 amount shall remain in place during the Extension Lease Term without further adjustment.

4. Extension Lease Term. Notwithstanding Section 8.1 of the Existing Lease, the term of the Existing Lease is extended for six (6) full calendar months, commencing on December 1, 2024 and ending at midnight in the last day of the 6th full calendar month thereafter, on May 31, 2025, unless sooner terminated in accordance with the Existing Lease termination provisions (“Extension Lease Term”).

5. Tenant’s Proportionate Share. The term “Tenant’s Proportionate Share” shall be 100% of the Building and 100% of the Property.

6. Landlord’s Work. None.

7. Condition of Leased Premises. “AS IS”, with all faults.

8. Base Monthly Rent. Base Monthly Rent for the Extension Lease Term for the period of December 1, 2024 through May 31, 2024 shall be the sum of One Hundred Thirty-Four Thousand Two Hundred Fifty-Three Dollars ($134,253.00), per month.

9. Additional Rent. Additional Rent and Tenant’s Allocated Share of Operating Expenses shall be due and payable as under the Existing Lease at all times during the Extension Lease Term.

10. Signs. Section 4.4 of the Existing Lease is reaffirmed. Tenant shall retain its rights as to existing monument signage and on the Building at no charge to Tenant.

11. Parking. Basic Lease Information of the Existing Lease is reaffirmed.

12. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than Newmark representing Tenant; and Jones Lang LaSalle and Deerfield Realty Corp. representing Landlord (the “Brokers”), who shall be paid a commission pursuant to a separate agreement between Landlord and Brokers, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than to the Brokers, occurring by, through or under the indemnifying party.

13. Advice of Counsel. Landlord and Tenant each warrants and represents that it has had ample opportunity to perform independent investigation and to seek and obtain legal representation including, but not limited to, express legal advice with regard to the negotiations which have led to the preparation and signing this Second Amendment. Each party further warrants and represents that it has completed as much independent investigation and obtained as much legal counsel as it determines, in its sole discretion, to be sufficient under the particular circumstances of this Second Amendment or, in the alternative, that it has elected not to do so, notwithstanding the fact that it could have done so. Further, each party warrants and represents that its execution of this Second Amendment is done knowingly and willfully, and without any mistake, fraud, duress or undue influence.

14. Authority of Parties. Each party warrants and represents that in executing this Second Amendment, it (1) has the full and unrestricted right, power, capacity and authority to enter into, deliver, execute and perform its obligations under this Second Amendment; and (ii) no further consent or approval is required to permit such party to enter into, execute, deliver and perform its obligations hereunder; and (iii) that this Second Amendment is a valid and binding obligation upon each party, and is enforceable against each party in accordance with the terms hereof; and (iv) the execution, delivery and/or performance of the terms of this Second Amendment will not result in any violation of, be in conflict with, nor constitute a default under any provision of any judgment, decree, order, law or contract to which either party is bound or otherwise accountable.

15. Further Acts/Cooperation of Parties. Without further consideration, each party shall execute and deliver such other documents, and perform such further acts, as are reasonably requested by any other party or which may be necessary or convenient to effect the terms/purposes of this Second Amendment.

16. Binding Upon Successors and Assigns. This Second Amendment, and each provision hereof, shall be binding upon and inure to the benefit of each party and each party's respective successors, heirs, executors, representatives, beneficiaries and permitted assigns.

17. Litigation and Attorney's Fees. Cumulative and in addition to any other relief sought and/or obtained, the prevailing party (or its authorized successors or assigns) in any litigation arising out of, or in relation to, the formation, enforcement or interpretation of this Second Amendment shall be entitled to recover from and against the non- prevailing party, all of the prevailing party's reasonably incurred costs and attorney's fees.

18. Full Force and Effect. Except as supplemented and/or modified by this Second Amendment, to the best of Landlord's and Tenant's knowledge, the Existing Lease is in full force and effect and neither party is in default of its obligations under the Existing Lease and neither party has claims, offsets, or defenses to the enforcement of the Existing Lease. All other terms and conditions of the Existing Lease, as amended hereby, shall remain in full force and effect, as so amended.

19. Entirety. Except as provided in this Second Amendment, the Existing Lease is the entire agreement between the parties and there are no agreements or representations between the parties except as expressed herein. Moreover, no subsequent change or modification of the Lease, as amended, shall be binding unless in writing and fully executed by Landlord and Tenant. In the event of a conflict between the terms, conditions, and provisions of the Existing Lease and this Second Amendment, the terms, conditions, and provisions of this Second Amendment shall control.

20. Miscellaneous. Any breach of default under any provision of this Second Amendment shall be a breach of default under the Existing Lease and any breach or default under the Existing Lease shall be a breach of default under this Second Amendment.

21. Counterparts. This Second Amendment maybe executed in any number of counterparts, all of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. The parties hereto may deliver their signatures to this Second Amendment by facsimile, electronic mail, or other electronic transmission, and agree to accept such digital image of this Second Amendment, as executed, as a true and correct original and admissible as if such signatures were original executed versions of this Amendment.

22. Effective Date. This Second Amendment shall be effective only when it has been executed in writing by all of the parties hereto, when such Second Amendment has been delivered by Landlord and Tenant to each other and on such date when the last signatory necessary to execute this Second Amendment shall have executed it.

23. Waiver. No delay or omission by either party in exercising any right or power under the Existing Lease or this Second Amendment shall impair any such right or constitute a waiver thereof, unless such waiver is set forth in a written instrument duly executed by that party. A waiver of any covenant, condition or term set forth in the Existing Lease or this Second Amendment shall not be construed as a waiver of any succeeding breach of the same or other covenant, condition or term.

24. Time of Essence. Time is of the essence with regard to the time periods set forth in this Second Amendment.

Signatures on next page

IN WITNESS THEREOF, Landlord and Tenant have executed this Second Amendment to the Existing Lease as of the Effective Date.

LANDLORD:

Deerfield 2018 LLC,

a California limited liability company

Deerfield 2000 LLC,

a California limited liability company

Deerfield Tasman LLC,

a California limited liability company

Bianchi Joint Venture, L.P.,

a California limited liability company

TENANT: Gritstone bio, Inc., a Delaware corporation
By:	/s/ Tito J. Bianchi	By:	/s/ Celia Economides
Name:	Tito J. Bianchi, President of Deerfield Realty Corporation	Name:	Celia Economides
Its:	Manager	Its:	Chief Financial Officer
Address	3715 Haven Ave, Suite 210 Menlo Park, CA 94025
Dated:	May 10, 2024	Dated:	May 10, 2024